FOR IMMEDIATE RELEASE                                           EXHIBIT 99

                        NUI CORPORATION REDUCES DIVIDEND
                      TO REFLECT COMPANY'S FOCUS ON GROWTH

   Bedminster, N.J. -- October 26, 1994 -- NUI Corporation (National Utility Investors; NYSE: NUI) today declared a quarterly dividend of $0.225 per share of NUI common stock, payable December 15, 1994 to shareholders of record on November 18, 1994.

        John Kean, Jr., President and Chief Operating Officer of NUI Corporation announced, "The reduction in the company's dividend reflects NUI's decision to prepare for the impact of deregulation in the gas distribution business and increased competition. The utility industry is changing and NUI has opportunities to grow its earnings base. The reduced dividend will strengthen the company and provide added flexibility to address current opportunities for growth as well as those presented by changes in the industry. NUI is positioning itself to appeal to growth oriented investors, looking for attractive total returns."

        Mr. Kean added, "To further strengthen the company and enhance the earnings outlook for our corporation, an intensive review of our operations is underway to determine NUI's optimum operating structure. One of the first actions planned is an early retirement program. Despite recent pressure on the company's earnings, NUI's cash flow and book value remain strong, and the outlook for earnings in the years ahead is positive.

        "We are continuing to work with regulators as we position our company for the future. Nonetheless, as a corporation shifting gears from a fully regulated environment to one with greater competitive pressures, NUI appreciates that the capital markets will reward companies with a forward looking view towards growth of its operations and future earnings potential."

        In commenting further on the company's dividend, Mr. Kean added, "NUI Corporation has a long history of continuous dividend payments dating back to 1893. Today's announcement and the readjustment of the dividend demonstrates the company's continued leadership position in recognizing the shift in our industry to greater competition and opportunities for growth. In the future, we believe that utilities will no longer be traded purely on a 'yield' basis, but rather on the quality of their operations and prospects for future growth. NUI is a value-oriented company with a capital-appreciation orientation."

        "The management of NUI Corporation has traditionally held a meaningful portion of NUI common stock, demonstrating our collective commitment to improving shareholder returns," Mr. Kean noted. "Under the new dividend scenario, the resulting yield should be more reflective of a growth-oriented stock," he added.

        NUI Corporation (National Utility Investors; NYSE: NUI) is a multi-state gas utility serving over 340,000 customers through its operating divisions. Its divisions include Elizabethtown Gas Company (NJ), City Gas Company of Florida, and Pennsylvania & Southern Gas Company, which operates as North Carolina Gas Service, Elkton Gas Service, Valley Cities Gas Service (PA) and Waverly Gas Service (NY).
                                      # # #
   Contact: Alexandra Pruner - 908/781-7815

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